Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact at Neurocrine Biosciences
Claudia Woodworth
(858) 617-7600
NEUROCRINE BIOSCIENCES REPORTS THIRD QUARTER 2008 RESULTS
San Diego, CA, October 28, 2008 – Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced its financial results for the quarter ended September 30, 2008. For the third quarter of 2008, the Company reported a net loss of $17.7 million, or $(0.46) per share compared with a net loss of $27.2 million, or $(0.72) per share, for the same period in 2007. For the nine months, the Company reported a net loss of $59.8 million, or $(1.56) per share, as compared to $79.3 million, or $(2.09) per share, for the same period last year.
Revenues for the third quarter of 2008 were $0.8 million compared with $0.5 million for the same period last year. Revenues for the nine months ended September 30, 2008 were $3.2 million, compared with $0.7 million for the same period in 2007. The increase in revenues is primarily due to revenues recognized in 2008 under collaboration agreements with GlaxoSmithKline (GSK) and Dainippon Sumitomo Pharma Co., Ltd.
Research and development expenses decreased to $13.0 million during the third quarter of 2008 compared with $19.8 million for the same period in 2007. For the nine months ended September 30, 2008, research and development expenses were $43.4 million, compared to $57.6 million for the same period last year. The decrease in research and development expenses is primarily due to cost savings related to our restructuring in the fourth quarter of 2007.
General and administrative expenses were $3.5 million for the third quarter of 2008 and $9.6 million during the same period last year. For the nine months ended September 30, 2008, general and administrative expenses were $16.4 million, compared to $26.7 million for the first nine months of 2007. The reduction in general and administrative expenses is primarily due to cost savings related to recent restructurings.
The Company’s balance sheet on September 30, 2008 reflected total assets of $207.7 million, including cash and investments of $118.2 million compared with balances at December 31, 2007 of $276.7 million and $179.4 million, respectively. The Company expects to end 2008 with approximately $100 million in cash and investments.
“We are pleased with the progress of our GnRH program, especially the recent positive results of our 603 study where once a day elagolix showed profound efficacy with minimal impact on bone mineral density. We are also nearing completion of the final preclinical studies of urocortin 2 to allow for long-term Phase II clinical studies and our scientists have just recently identified a clinical candidate from our VMAT2 development program for movement disorders,” said Kevin Gorman, Chief Executive Officer and President of Neurocrine Biosciences. “While we are

making great strides in advancing our pipeline, we continue to prioritize expenditures and diligently manage our cash burn.”
R & D Pipeline Update
Neurocrine’s clinical development group and corporate partners have five programs in clinical development. Neurocrine scientists continue to supply Neurocrine’s pipeline to meet the Company-wide goal of bringing one new compound into development each year.
Elagolix for Endometriosis
The Company recently announced the positive safety and efficacy results from the completed 6-month treatment phase of its Phase IIb clinical trial (PETAL Study) using its proprietary, orally-active nonpeptide Gonadotropin-Releasing Hormone (GnRH) receptor antagonist, elagolix.
The primary endpoint, percent change from baseline in mean bone mineral density (BMD) demonstrated elagolix did not induce significant bone loss over the six month treatment period. Additionally, elagolix also met the secondary endpoints of improvement in endometriosis symptoms using several different scales for endometriosis pain. The 6-month results from this study, together with data from the other Phase II studies, will be the basis for securing agreement on a registration plan with the Food and Drug Administration (FDA).
The Company is also currently conducting two additional randomized placebo-controlled Phase II clinical trials. The clinical endpoints for both of these trials are a reduction in pelvic pain associated with endometriosis, utilizing a scale proposed by the FDA. The first Phase II trial includes our selected commercial formulation tablet in two doses, (150 mg and 250 mg); this trial has completed randomization in 155 patients. The Company expects topline results from the first three months of treatment in the first quarter of 2009. The second trial is a four arm comparator trial of two doses of elagolix (150 mg and 250 mg), placebo or leuprolide depot. This trial is being conducted in Central and Eastern Europe. Topline data from this 3-month double-blind trial of approximately 180 patients should be available at the end of the first half of 2009.
Neurocrine is also investigating the potential of certain GnRH antagonists in treating other hormone-dependent diseases in Men’s and Women’s Health.
Corticotropin Releasing Factor (CRF1) Receptor Antagonists for Anxiety/Depression and IBS
The CRF collaboration between Neurocrine and GSK has identified multiple unique high affinity and selective antagonists for the CRF1 receptor that are currently in clinical development for mood disorders and irritable bowel syndrome (IBS). There are currently three distinct CRF compounds in clinical development that have arisen out of the GSK collaboration. The compound (876008) is in a Phase II “proof of concept” trial to evaluate its safety and efficacy in patients with IBS. Approximately 130 patients meeting established diagnostic criteria for IBS have been entered into this cross-over design trial. The trial contains standard assessments of safety, tolerability and pharmacokinetics. The clinical endpoints reflect change in symptom frequency and severity and the data should be available later in 2008.

GSK has advanced a novel lead CRF1 receptor antagonist compound, 561679, into a Phase II trial in patients with major depressive disorder. Enrollment of approximately 150 subjects is anticipated in this 6-week randomized, double-blind, placebo-controlled trial.
In addition to the two compounds listed above, GSK has also successfully completed a Phase I single dose-escalating clinical trial with a third CRF1 compound, 586529, for the treatment of anxiety and depression.
Urocortin 2 for Congestive Heart Failure (CHF) Continues Preclinical Evaluation
Initiation of longer term (up to 72 hours in duration) Phase II clinical trials of urocortin 2 are awaiting additional preclinical data. The Company has identified five preclinical studies necessary to support the longer period of infusion in the clinical program. Two of these five preclinical studies were successfully completed by July 2008. The two completed studies were non-GLP toxicology and safety assessment studies over 14 days of continuous infusion in distinct species models. The favorable results of these studies now await confirmation in the GLP preclinical studies anticipated later in 2008.
Indiplon Update
The Company met with the FDA in July for an end of review meeting related to the December 12, 2007 approvable letter for indiplon capsules. The FDA meeting focused on the three additional requirements outlined in the approvable letter. After exchange of correspondence regarding meeting minutes, the Company is awaiting the FDA’s final version of these minutes to determine the next course of action related to indiplon capsules.
Conference Call and Webcast Today at 5:00 p.m. Eastern Daylight Time
Neurocrine will hold a live conference call and webcast today at 5:00 p.m. Eastern Daylight Time (2:00 p.m. Pacific Daylight Time). Participants can access the live conference call by dialing 1-800-894-5910 (US) or 785-424-1052 (International) using the conference passcode 7NBIX2. The call can also be accessed via the webcast through the Company’s website at http://www.neurocrine.com
If you are unable to attend the Webcast and would like further information on this announcement please contact the Investor Relations Department at Neurocrine Biosciences at (858) 617-7600. A replay of the Conference Call will be available approximately one hour after the conclusion of the call by dialing 1-800-723-5154 (US) or 402-220-2661 (International) using the passcode 7NBIX2. The call will be archived for two weeks.
Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, irritable bowel syndrome (IBS), anxiety, depression, pain, diabetes, benign prostatic hyperplasia (BPH) and other neurological and endocrine related diseases and disorders. Indiplon was licensed from DOV Pharmaceutical, Inc. in 1998. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s R & D pipeline and Company overall. Specifically, the risks and uncertainties the Company faces with respect to the Company’s clinical programs include, but are not limited to, risk that the Company’s elagolix Phase II clinical trials will fail to demonstrate that elagolix is safe and effective; risk that preclinical data will indicate that urocortin 2 is not suitable for further clinical studies; risk that the CRF1 receptor antagonist candidate’s Phase II proof of concept clinical studies will not support further clinical studies; and overall risk that the Company’s clinical candidates will not proceed to later stage clinical trials. Risks associated with the Company’s indiplon program include, but are not limited to risk that indiplon approval and subsequent commercialization may be indefinitely delayed or never accomplished. With respect to its pipeline overall, the Company faces risk that it will be unable to raise additional funding required to complete development of all of its product candidates; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2007 and report on Form 10Q for the quarter ended June 30, 2008. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.
# # #

NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues:
Sponsored research and development	$32	$13	$48	$120
License fees and milestones	729	500	3,189	500
Grant Revenue	—	27	9	72

Total revenues	761	540	3,246	692

Operating expenses:
Research and development	12,993	19,795	43,406	57,645
Sales, general and administrative	3,472	9,571	16,423	26,695

Total operating expenses	16,465	29,366	59,829	84,340

Loss from operations	(15,704)	(28,826)	(56,583)	(83,648)

Other income and (expenses):
Interest income and expense, net	(93)	2,413	2,573	6,869
Other income and (expense), net	(1,914)	(827)	(5,749)	(2,545)

Total other income	(2,007)	1,586	(3,176)	4,324

Net loss	$(17,711)	$(27,240)	$(59,759)	$(79,324)

Net loss per common share:
Basic and diluted	$(0.46)	$(0.72)	$(1.56)	$(2.09)

Shares used in the calculation of net loss per common share:
Basic and diluted	38,446	37,990	38,399	37,956

NEUROCRINE BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except for per share data)

	September 30,	December 31,
	2008	2007
	(unaudited)
Cash, cash equivalents and marketable securities	$96,949	$179,385
Other current assets	1,861	3,563

Total current assets	98,810	182,948

Property and equipment, net	77,309	82,598
Long-term investments	21,255	—
Restricted cash	6,441	6,399
Other non-current assets	3,918	4,709

Total assets	$207,733	$276,654

Current liabilities	$18,975	$29,907
Long-term liabilities	16,366	19,305
Leaseback financing obligation	108,745	108,745
Stockholders’ equity	63,647	118,697

Total liabilities and stockholders’ equity	$207,733	$276,654